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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


OSI Pharmaceuticals, UK Ltd. (formerly Aston Molecules, Inc.), organized under the laws of the United Kingdom

MYCOsearch Inc., incorporated under the laws of the State of Delaware

Applied bioTechnology, Inc., incorporated under the laws of the State of Delaware

OSDI, Inc. (formerly Oncogene Science Diagnostics, Inc.), incorporated under the laws of the State of Delaware